Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 19, 2025, except for the effects of the discontinued operations as discussed in Notes 3, 13, 18, 20 and 21, as to which the date is December 10, 2025, with respect to the consolidated financial statements of Bakkt Holdings, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

New York, New York

December 10, 2025